STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 31st day of October, 1996, by and among International FiberCom, Inc., a corporation incorporated under the laws of the State of Arizona ("Purchaser") and Concepts in Communications, Inc., a corporation incorporated under the laws of the State of Tennessee ("CIC"), Cherokee Equity Corporation ("Cherokee"), a corporation incorporated under the laws of the State of Tennessee, and H. Ray Tucker ("Tucker"). Cherokee and Tucker are collectively referred to as the "Selling Shareholders."

                              W I T N E S S E T H :

         WHEREAS, the Purchaser desires to acquire all of the shares of capital stock of CIC owned by the Selling Shareholders on the terms and conditions set forth in this Agreement; and

         WHEREAS, CIC and the Selling Shareholders deem it advisable and for their benefit to sell their capital stock of CIC to the Purchaser on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the agreements and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE 1

                                   Definitions

         For all purposes of this Agreement:

         1.1 "CIC Financial Statements" means the audited balance sheets and income statements of CIC for the fiscal years ended December 31, 1993, 1994 and 1995 and the unaudited balance sheet and income statement of CIC for the nine months ended September 30, 1996.

         1.2 "CIC Shares" means shares of common stock of CIC, no par value per share.

         1.3 "Disclosure Schedule" means the compilation of informational schedules required to be delivered by the parties under this Agreement.

         1.4 "Fiscal Year" means the period from January 1 through December 31 for each year referenced.


                                    ARTICLE 2

                                Purchase and Sale

         2.1 Purchase and Sale. Upon the terms and subject to the conditions contained herein, the Selling Shareholders agree to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase from each Selling Shareholder, five hundred (500) CIC Shares, for a total of one thousand (1,000) CIC Shares. The certificates represented by the CIC Shares shall be endorsed in blank, or accompanied by stock powers duly executed in blank, by each Selling
Shareholder   transferring   all  of  the  CIC  Shares  owned  by  such  Selling
Shareholder. Each Selling Shareholder agrees to cure any deficiencies with respect to the endorsement of the certificates representing the CIC Shares owned by such Selling
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Shareholder  or  with  respect  to  the  stock  power   accompanying   any  such
certificates at any time subsequent to the closing of the transaction. The CIC Shares sold under this Agreement represent all of the issued and outstanding capital stock of CIC. The foregoing purchase and sale shall take place at a closing ("Closing") to be held at the offices of Farris, Warfield & Kanaday, SunTrust Center, 424 Church Street, Suite 1900, Nashville, Tennessee, or such other place mutually acceptable to the Selling Shareholders and the Purchaser, on the date established pursuant to Article 8, "Closing" ("Closing Date").

         2.2 Purchase Price and Payment for CIC Shares. In full consideration for the purchase by the Purchaser of the CIC Shares of the Selling Shareholders, the Purchaser shall pay the Selling Shareholders the sum of Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000) in cash on the Closing Date, subject to any adjustment as set forth in this Section 2.2 ("Purchase Price") and the escrow established by Section 2.4, "Escrow of Portion of Purchase Price." The Purchase Price is subject to reduction if the net income ("Net Income") of CIC for the fiscal year ended December 31, 1996 ("Fiscal 1996"), as calculated in accordance with generally accepted accounting principles and audited by Lattimore Black Morgan & Cain, P.A., Nashville, Tennessee, independent certified public accountants, is less than $500,000. The amount of the reduction in the Purchase Price will be the amount by which the actual Net Income for Fiscal 1996 is less than $500,000 multiplied by 9.6.

         2.3 Financial Statements and Income Tax Returns. The parties contemplate that (i) after the Closing the Purchaser will own one thousand (1,000) CIC Shares, which is one hundred percent (100%) of the issued and outstanding capital stock of CIC and (ii) CIC, as a new subsidiary of the Purchaser's consolidated group, will include its financial results in the Purchaser's consolidated financial statements covering the periods after joining the Purchaser's consolidated group.

         2.4 Escrow of Portion of Purchase Price. On the Closing Date, Purchaser will escrow $400,000 of the Purchase Price with an escrow agent ("Escrow Agent") specified in and under the terms of the Escrow Agreement attached as Exhibit 2.4, pending the Purchaser's receipt of audited financial statements of CIC for Fiscal 1996 to verify the Net Income. The Escrow Agreement will be in a form mutually acceptable to the Selling Shareholders and the Purchaser and be executed by the parties on or before December 16, 1996. Upon such verification, the Escrow Agent shall promptly pay the balance of the Purchase Price representing the difference between that portion of the Purchase Price already paid according to the purchase formula set forth in Section 2.2, "Purchase Price and Payment for CIC Shares," and the amount owed under such formula based upon the Net Income for Fiscal 1996.



                                    ARTICLE 3

                 Representations and Warranties of the Purchaser

         The Purchaser represents and warrants to the Selling Shareholders as follows:

         3.1 Authority. The Purchaser's execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors. This Agreement is valid and binding upon Purchaser and is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

         3.2 Validity of Agreement. Neither the execution nor the delivery of this Agreement by the Purchaser, nor the performance by the Purchaser of any of the respective covenants or obligations to be performed by the Purchaser hereunder will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to the Purchaser, or in any breach of any terms or provisions of the Purchaser's Articles of Incorporation or Bylaws, or constitute a default under any indenture, mortgage, deed of trust or other contract to which the Purchaser is a party or by which the Purchaser is bound.

         3.3 Government Approvals. To the knowledge of the Purchaser, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Purchaser.

         3.4 Organization.

                  3.4.1 The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona, and has full corporate power and authority to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement.

                  3.4.2 The Purchaser is a publicly held company and is a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"). All reports due under the Exchange Act have been filed as of the date of this Agreement and are true, correct and complete in all material respects.

         3.5 Financial Statements and Public Reports. To the knowledge of the Purchaser, the audited consolidated financial statements of the Purchaser for the years ended December 31, 1995 and 1994, with accompanying notes, all as contained in the Purchaser's Annual Report on Form 10-KSB, and the financial statements contained in the Purchaser's Report on Form 10-QSB for the nine months ended September 30, 1996, delivered to the Selling Shareholders and CIC, fairly and accurately present, in all material respects, the financial position of the Purchaser at such dates, the results of its operation and changes in its financial position for the periods and years ended on such dates, in conformity with accounting generally accepted accounting principles consistently applied. To the knowledge of the Purchaser, such financial statements will contain and reflect all necessary adjustments for a fair and accurate presentation of the financial condition as of the date of such statements.

         3.6 Securities Laws. The Purchaser is purchasing the CIC Shares for its own account and for investment, with no present intention of dividing its interest with others or of reselling or otherwise disposing of all or any portion of the CIC Shares. The Purchaser does not intend to make any sale of the CIC Shares, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. The Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the CIC Shares. The Purchaser is not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the CIC Shares. The Purchaser possesses the experience in business in which CIC is involved necessary to make an informed decision to acquire the CIC Shares and the Purchaser has the financial means to bear the economic risk of the investment in the CIC Shares as of the Closing Date.

         3.7 Subsidiaries. The Purchaser has one subsidiary as of the date of this Agreement: Kleven Construction, Inc., an Arizona corporation. The Purchaser owns 100% of the outstanding capital stock of such corporation.

         3.8 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties to
                                      - 3 -
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this Agreement,  or from any person  controlling,  controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

         3.9 Completeness of Representations and Schedules. The Schedules hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, the certificates to be delivered by the officers of the Purchaser at the Closing, any Schedules to be delivered under this Agreement and the representations and warranties of this Article 3, and the documents and written information pertaining to the Purchaser furnished to CIC or its agents and the Selling Shareholders by or on behalf of the Purchaser, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.


                                    ARTICLE 4

           Representations and Warranties of the Selling Shareholders

         Except as disclosed on the Disclosure Schedule delivered by the Selling Shareholders to the Purchaser by December 4, 1996 and subsequently disclosed in the Supplemental Disclosure Schedule to be delivered by the Selling Shareholders to the Purchaser on the Closing Date, the Selling Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

         4.1 Validity of Agreement. This Agreement is valid and binding upon the Selling Shareholders and CIC, and, to the knowledge of the Selling Shareholders, neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which any of them is a party or by which they or any of their respective properties are bound. This Agreement is enforceable severally against the
Selling   Shareholders  and  CIC  in  accordance  with  its  terms,  subject  to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

         4.2 Governmental Approvals. To the knowledge of the Selling Shareholders, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Selling Shareholders or CIC.

         4.3  Title and Exclusive Dealing.

                  4.3.1 Each Selling Shareholder has full right and title to five hundred (500) CIC Shares and such CIC Shares constitute all the CIC Shares which each Selling Shareholder, directly or indirectly, owns. Each Selling Shareholder holds his or its CIC Shares free and clear of all liens, encumbrances, restrictions and claims of every kind. Each Selling Shareholder has the legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the CIC Shares so owned by him or it pursuant to this Agreement and the delivery to the Purchaser of the CIC Shares pursuant to the provisions of this Agreement will transfer to the Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any CIC Shares by any Selling Shareholder; and

                  4.3.2 The Selling Shareholders are not engaged in any discussions or negotiations for the purchase or sale of any CIC Shares except those discussions with the Purchaser which are embodied in this Agreement. CIC is not engaged in any discussions or negotiations for the sale of any CIC Shares or CIC Shares held in the treasury, except those discussions with the Purchaser which are embodied in this Agreement.

         4.4 Organization and Good Standing. CIC is a corporation duly organized and existing in good standing under the laws of the State of Tennessee. CIC has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it. CIC is duly qualified to transact business in the state of Tennessee and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify (other than jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

         4.5 Capitalization. The authorized capital stock of CIC consists solely of 2,000 shares of Common Stock, no par value per share, of which one thousand (1,000) CIC Shares are issued and outstanding. The CIC Shares are validly issued, are fully paid and non-assessable and are subject to no restrictions on transfer. The CIC Shares shown as outstanding constitute the only outstanding shares of the capital stock of CIC of any nature whatsoever, voting and non-voting. All CIC Shares are required to be certificated, and CIC has executed and delivered no certificates for shares in excess of the number of CIC Shares set forth above. There are, and at Closing will be, no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of CIC, whether issued, unissued or held in its treasury.

         4.6  Authority.

                  4.6.1 The execution, delivery and performance of this Agreement by CIC have been duly authorized by its Board of Directors. This
Agreement is valid and binding upon CIC, and is enforceable against CIC in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. The execution, delivery and performance of this Agreement by CIC will not result in the violation or breach of any term or provision of charter instruments applicable to CIC or, to the knowledge of the Selling Shareholders, constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which CIC is a party or by which CIC or any of its properties is bound or, to the knowledge of the Selling Shareholders, will not cause the creation of a lien or encumbrance on any properties owned by or leased to or by CIC.

                  4.6.2 The execution, delivery and performance of this Agreement by Cherokee has been duly authorized by its Board of Directors. This Agreement is valid and binding upon Cherokee, and is enforceable against Cherokee in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. The execution, delivery and performance of this Agreement by Cherokee will not result in the violation or breach of any term or provision of charter instruments applicable to Cherokee or, to the knowledge of Cherokee, constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which Cherokee is a party that may effect the ability of Cherokee to perform under this Agreement.

         4.7 No Subsidiaries. CIC has no subsidiaries and does not own five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

         4.8 Financial Statements. To the knowledge of the Selling Shareholders, the CIC Financial Statements which have been provided to the Purchaser (i) have been prepared from the books and records of CIC, (ii) fairly and accurately present, in all material respects, the financial condition of CIC as of the date thereof in conformity with generally accepted accounting principles consistently applied, and (iii) contain and reflect all necessary adjustments for a fair and accurate presentation of the financial condition as of such date. Except as and to the extent reflected or reserved against in such CIC Financial Statements, or otherwise expressly disclosed therein, or except as disclosed in Section 4.8 of the Disclosure Schedule, to the knowledge of the Selling Shareholders, CIC has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in the CIC Financial Statements in accordance with generally accepted accounting principles.

         4.9 Absence of Certain Changes. During the period from December 31, 1995 through and including the Closing Date, CIC has not:

                  4.9.1 To the knowledge of the Selling Shareholders, suffered any material change adversely affecting its assets, liabilities, financial condition or business;

                  4.9.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents except as set forth on Schedule 4.9.2 of the Disclosure Schedule;

                  4.9.3 Paid or declared any dividends or distributed any of its assets of any kind whatsoever to any of its shareholders;

                  4.9.4 Issued any stock, or granted any stock options or warrants to purchase stock;

                  4.9.5 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

                  4.9.6 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know-how or other intangible assets;

                  4.9.7 To the knowledge of the Selling Shareholders, amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

                  4.9.8 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $10,000, except in the ordinary course of business and consistent with its past practices;

                  4.9.9 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the CIC Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

                  4.9.10 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

                  4.9.11 To the knowledge of the Selling Shareholders, entered into or committed to any transaction other than transactions in the ordinary course of business, consistent with past practices.

         4.10 Documents. Set forth in Section 4.10 of the Disclosure Schedule is a complete list of all material documents to which CIC is a party. All such documents listed on and attached to Section 4.10 of the Disclosure Schedule are, to the knowledge of the Selling Shareholders, valid, enforceable and accurate and complete copies of such material documents (or, with the consent of the Purchaser, forms thereof) as have been requested by the Purchaser have been provided to the Purchaser. Except as disclosed in Section 4.10 of the Disclosure Schedule, to the knowledge of the Selling Shareholders, CIC is not or will not be, merely with the passage of time, in default under any such material document. Except as specified in Section 4.10 of the Disclosure Schedule, to the knowledge of the Selling Shareholders, there is no requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by CIC after the Closing as it was immediately prior thereto.

         4.11 Title to Properties and Assets. CIC presently owns or leases real property from which it conducts its business and owns or leases certain personal property. Disclosed in Section 4.11 of the Disclosure Schedule are the titles or leases pertaining to such property. CIC has good and marketable title to all real property or tangible personal property reflected on its books and records as owned by it, free and clear of all liens and encumbrances, except (i) liens for current taxes; (ii) other liens or encumbrances that do not materially impair the use of the property subject thereto; and (iii) those liens or encumbrances reflected on the CIC Financial Statements. Such improved real property or tangible personal property is in satisfactory condition and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

         4.12 Absence of Pension Liability. Except as described in Section 4.12 of the Disclosure Schedule, CIC has no liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees. The consummation of the transactions contemplated by this Agreement will not entitle any employee of CIC to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee. Except as described in Section 4.12 of the Disclosure Schedule, CIC presently has no employee benefit plans and has no announced plan or legally binding commitment to create any employee benefit plans.

         4.13 Tax Returns. To the knowledge of the Selling Shareholders, CIC (and any predecessor corporation or partnership as to which either of them is the transferee or successor) has timely filed, or has timely secured an extension and will (within the permitted extension) file, all tax returns, including federal, state, local and foreign tax returns, tax reports and forms, as to which the due date for filing is prior to the Closing Date; has reported all reportable income on such returns; has adopted and followed in the preparation of such returns methods of accounting accepted by law, and has not changed any methods of accounting without compliance with procedures required by law; has not deducted any expenses or charges or claimed any credits which are not allowable; and except as set forth in Section 4.13 of the Disclosure
Schedule, has paid, or accrued and reserved for, all taxes, penalties and interest shown to be due or required to be paid pursuant to the returns as filed, or as adjusted pursuant to amendment or correction.
                                      - 7 -
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The Selling Shareholders have no knowledge of any claim for taxes,  penalties or interest thereon in addition to those which have been paid for or for which accrual has been made.

         4.14 Filings. CIC has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

         4.15 Litigation. Except as described in Section 4.15 of the Disclosure Schedule, there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, to the knowledge of the Selling Shareholders, threatened, and there are no investigations pending or to the knowledge of the Selling Shareholders, threatened against CIC which relate to and could have a material adverse effect on the properties, businesses or assets of CIC or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of the Selling Shareholders or CIC to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

         4.16   Compliance   With  Laws.   To  the   knowledge  of  the  Selling
Shareholders, CIC has conducted and is continuing to conduct its business in material compliance with, and is in material compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material respect to its operations, conduct of business or use of properties, including, without limitation, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. To the knowledge of the Selling Shareholders, the execution, delivery and performance of this Agreement by the Selling Shareholders and CIC and the consummation by the Selling Shareholders and CIC of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by CIC to be created thereunder. To the knowledge of the Selling Shareholders, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this
Section 4.16 to be untrue and have a material adverse effect on its operations, conduct of business or use of properties.

         4.17 Intellectual Properties. CIC has no interest in and owns no domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by CIC in the operation of its business (collectively, the "Intellectual Property").

         4.18 Accounts Receivable. To the knowledge of the Selling Shareholders, the amount of all accounts receivable, unbilled invoices and other debts due as recorded in the records and books of account of CIC as being due to CIC as of the Closing Date (less the amount of any provision or reserve therefor made in the records and books of the account of CIC) will be good and collectible in full in the ordinary course of business and in any event not later than ninety
(90) days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. To the knowledge of the Selling Shareholders, there has been no material adverse change since September 30, 1996 in the amount of accounts receivable or other debts due CIC or the allowances with respect thereto, or accounts payable of CIC from that reflected in the CIC Financial Statements.

         4.19   Employment   Relations.   To  the   knowledge   of  the  Selling
Shareholders: CIC is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice which would result in a material adverse effect on CIC; no unfair labor practice complaint against CIC is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving CIC; no labor representation question exists respecting the employees of CIC; no grievance which might have an adverse effect upon CIC or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by CIC; and CIC has not experienced any material labor difficulty during the last three (3) years.

         4.20 Interests in Clients, Suppliers, Etc. As of the Closing Date, none of the Selling Shareholders and no officer or director of CIC owns or possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is engaged in the same or similar business of CIC, or is a competitor or potential competitor of CIC or any of its subsidiaries, except as disclosed in
Section 4.20 of the Disclosure Schedule. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1933, as amended ("Securities Act") not in excess of 5% of any class of such securities, shall not be deemed to be a financial interest for purposes of this Section 4.20.

         4.21 Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth in Section 4.21 of the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which CIC and any subsidiary has an account or safe deposit box, the number of any such account or any such box and the names and all persons authorized to draw thereon or to have access thereto, (b) the names of all persons, if any, holding powers of attorney from CIC and a summary statement of the terms thereof, and (c) the names of all persons whose compensation from CIC and/or any subsidiary for the 1996 Fiscal Year exceeds an annualized rate of $50,000.00, together with a statement of the full amount paid or payable to each such person for services rendered during the 1996 Fiscal Year.


         4.22 Certain Activities. To the knowledge of the Selling Shareholders, CIC has not, directly or indirectly, engaged in or been a party to any of the following activities:

                  4.22.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

                  4.22.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

                  4.22.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

                  4.22.4  Receiving or disbursing  monies,  the actual nature of
which  has  been  improperly  disguised  or  intentionally   misrecorded  on  or
improperly omitted from the corporate books of account;

                  4.22.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

                  4.22.6 Paying or reimbursing (including gifts) personnel of CIC for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Sections 4.22.1 through
4.22.5 above;

                  4.22.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

                  4.22.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

         4.23 Insurance Coverage. The policies of fire, liability or other forms of insurance of CIC are described in Section 4.23 of the Disclosure Schedule.

         4.24 Charter and By-Laws. CIC has heretofore delivered to the Purchaser true, accurate and complete copies of the Charter and By-Laws of CIC, together with all amendments to each of the same as of the date hereof.

         4.25 Corporate Minutes. The minute books of CIC delivered to the Purchaser at the Closing are the correct and only such minute books and do and will contain complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of its shareholders, Board of Directors and committees thereof through the Closing Date. The stock records of CIC delivered to the Purchaser at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of such corporation.

         4.26 Default on Indebtedness. CIC is not in monetary default or, to the knowledge of the Selling Shareholders, in material default in any other respect under any evidence of indebtedness for borrowed money.

         4.27 Indebtedness. Except as described in Section 4.27 of the Disclosure Schedule, the Selling Shareholders and any corporation or entity with which they are affiliated are not indebted to CIC, and (ii) CIC has no indebtedness or liability to the Selling Shareholders and any corporation or entity with which they are affiliated.

         4.28 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Selling Shareholders or CIC is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         4.29 Agreements, Judgment and Decrees Affecting CIC and the Selling Shareholders. CIC and the Selling Shareholders jointly and severally represent and warrant to the Purchaser that each such Selling Shareholder and CIC are not subject to any agreement, judgment or decree adversely affecting his or its ability to enter into this Agreement, to consummate the transactions contemplated herein, or, in the case of Tucker, to act as a consultant of CIC after Closing.

         4.30 Completeness of Representations and Schedules. The Schedules hereto, where applicable to the Selling Shareholders and CIC, completely and correctly present in all material respects the information required by this Agreement. This Agreement, the certificates to be delivered by CIC and the Selling Shareholders at the Closing, the Schedules and the representations and warranties contained in this Article 4, and the documents and written information pertaining to CIC furnished to the Purchaser or its agents by or on behalf of the Selling Shareholders or CIC, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information not misleading.


                                   ARTICLE 5

            Pre-Closing Covenants of the Selling Shareholders and CIC

          The Selling Shareholders and CIC independently covenant and agree, pending the Closing of the transactions contemplated by this Agreement, to comply with and perform, and hereby independently represent and warrant that, subject to the provisions of Article 7, "Conditions Precedent to the Obligations of the Selling Shareholders and CIC," as of the Closing they will have complied with and performed, the following covenants and undertakings:

         5.1 No Distributions to Shareholders. CIC will not pay or declare any dividend on, or make any other distribution of, any of its assets of any kind whatsoever to any of its shareholders, or redeem, purchase or otherwise acquire any of its capital stock.

         5.2 Issuance of Capital Stock. CIC will not issue any stock, or grant any stock options or warrants to purchase stock, or issue any securities convertible into its capital stock, for consideration or otherwise, except as provided for in this Agreement.

         5.3 Charter and By-Laws. CIC will not amend or alter in any way its Charter or By-Laws without the prior written consent of the Purchaser.

         5.4 Operations of CIC. Except as contemplated by this Agreement, CIC will conduct its business and operations only in the ordinary course and shall not enter into any new contracts or assume any new obligations outside of the ordinary course of business or make any extraordinary capital expenditures without the written consent of the Purchaser. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser, CIC will not intentionally take any action which would result in a breach of any representation or warranty contained in Article 4 as if such representations and warranties were by their terms applicable to such period.

         5.5 Termination of Interest in CIC Shares. The Selling Shareholders shall take such actions as are necessary to ensure that as of the Closing Date they have full right and title to, and rights to convey, all the issued and outstanding shares of the capital stock of CIC and there shall be no outstanding options on, rights to or claims regarding the capital stock of CIC.

         5.6 Negotiations with Third Parties. CIC and the Selling Shareholders will not, prior to Closing or termination per Article 10, "Termination," of this Agreement, enter into or pursue any arrangements or negotiations with any other party relative to the sale or merger of CIC into any other party or any sale of assets or control relative to any extraordinary transaction without the consent of the Purchaser.

         5.7 Compensation. There shall be no salaries, advances, perquisites or other forms of compensation, direct or indirect, other than those incurred in the ordinary and necessary course of business, incurred by CIC prior to or as of the Closing Date other than those approved by the Purchaser.


                                    ARTICLE 6

              Conditions Precedent to Obligations of the Purchaser

         The obligations of the Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date (except for Sections 6.1.1 and 6.9) of all of the following conditions, any one or more of which may be waived by the Purchaser:

         6.1 Representations and Warranties Accurate.

                  6.1.1 The Selling Shareholders and CIC shall deliver the Disclosure Schedule to this Agreement by December 4, 1996, provided that the Purchaser may extend the delivery date if additional time is required. The Purchaser shall have seven (7) days after its receipt of the Disclosure Schedule to determine, in its sole discretion, whether or not the Purchaser shall accept the representations and warranties as modified or amplified by the Disclosure Schedule ("Acceptance Date"). If the Purchaser determines that any part of the Disclosure Schedule is unacceptable, the Purchaser may provide the Selling Shareholders and CIC with additional time to remedy the matter or may terminate this Agreement in accordance with the provisions of Article 10, "Termination."

                  6.1.2 All representations and warranties of the Selling Shareholders and CIC contained in this Agreement shall have been true in all material respects when made on the date of execution of this Agreement, and also at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. The Selling Shareholders shall furnish the Purchaser with a certificate, dated the Closing Date and signed on behalf of CIC by a duly authorized officer thereof, and by each of the Selling Shareholders, stating the above in such form as the Purchaser may reasonably request. The acceptance of the Purchase Price by the Selling Shareholders shall constitute an affirmation by each of the Selling Shareholders of the truth, as of the Closing Date, of the representations and warranties made by such Selling Shareholders in this Agreement.

         6.2 Performance by the Selling Shareholders and CIC.

                  6.2.1 The Selling Shareholders and CIC shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them, and the Selling Shareholders shall deliver a certificate to that effect, dated the Closing Date and signed in the manner set forth in Section 6.1.2 above.

                  6.2.2 Each of the Selling Shareholders shall deliver to the Purchaser evidence, satisfactory to Purchaser's counsel, that he has full right and title to, and rights to convey, the CIC Shares and that there are no outstanding options on, rights to or claims regarding the capital stock of CIC.

         6.3 Legal Prohibition. On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

         6.4 Tender of CIC Shares of the Selling Shareholders. Each of the Selling Shareholders shall deliver to the Purchaser shares, options, warrants or other rights to acquire the CIC stock of the Selling Shareholders free and clear of any liens, encumbrances and other obligations.

         6.5 Financial Conditions. CIC shall have no contingent or other liabilities connected with its business, except as disclosed in the CIC Financial Statements or as described in Section 6.5 of the Disclosure Schedule. The review of CIC and the CIC Financial Statements and the business to be conducted on behalf of the Purchaser at its expense shall not have revealed any matter in which the reasonable business judgment of the Purchaser makes the acquisition on the terms herein set forth inadvisable for the Purchaser. The Purchaser shall complete its review under this Section 6.5 on or before December 20, 1996, unless extended by written notice on or before such date given by the Purchaser to CIC and the Selling Shareholders if the Purchaser requires additional time to complete its review, but in no event to a date later than January 6, 1997, or the conditions set forth in this Section shall be deemed to have been satisfied.

         6.6 Employment Agreements. Employment Agreements in the forms set forth in Exhibit 6.6 shall have been executed between CIC and each employee whom the Purchaser reasonably considers important to the business of CIC as of the Closing Date. The Purchaser shall have identified employees who are to execute such Employment Agreements under this Section 6.6, and such Agreements shall have been executed on or before December 20, 1996, or the conditions set forth in this Section shall be deemed satisfied.

         6.7 Consulting Agreement. A consulting agreement in a form mutually acceptable to Tucker and the Purchaser and set forth in Exhibit 6.7 shall have been executed between Tucker and CIC ("Consulting Agreement") on or before December 20, 1996. Such Consulting Agreement shall be for a term of 18 months and shall require that Tucker provide (i) full-time consulting services for a period of six months following the Closing Date in consideration for a salary of $37,500 and (ii) consulting services on a part-time, as-needed basis, for the remaining 12 month period, in blocks of at least one week each, in consideration for a fee of $100 per hour plus approved out-of-pocket expenses.

         6.8 Due Diligence Inspection of the Premises and Operations and Confidentiality. During the period after execution of this Agreement and prior to the Closing, the Purchaser shall have the right to inspect all plant, equipment and operations of CIC, its premises and its financial and other records at reasonable times upon the approval of the Selling Shareholders and CIC, which approval will not be unreasonably withheld. The Purchaser shall also have the right to discuss the affairs of CIC with its managers, employees, suppliers, advertisers, retailers, banking and other financial institutions, lessors and such other parties as Purchaser deems appropriate, upon reasonable notice of the proposed times and dates thereof. CIC will cooperate with all reasonable requests by Purchaser for information and shall use its best efforts to secure the cooperation of the foregoing third parties who may be reasonably requested to furnish information. If the Closing shall not occur, neither party shall divulge any information or confidential data received by it except to the extent required to so disclose the same by law and except for information already publicly available.

         6.9 Outstanding Obligations to Employees. There shall be no outstanding claims, loans or obligations of CIC owed to any employees or officers of CIC, except for the loan to Thompson Brown in the principal amount of $70,000 and for any other claims, loans or obligations approved by the Purchaser, provided that the Purchaser shall give notice to the Selling Shareholders and CIC of its approval or withholding of approval of any claims, loans or obligations then known to Purchaser on or before December 20, 1996.

         6.10 Consent of Material Customers. Prior to Closing CIC shall have obtained all approvals in connection with the transfer of the CIC Shares by the Selling Shareholders to the Purchaser as may be required by any material contracts between CIC and any of its principal customers, including but not limited to the State of Tennessee, and such approvals shall have been issued in written form and substance satisfactory to the Purchaser and their counsel or the Purchaser shall have waived such requirements. Unless the Purchaser shall have obtained such approvals by December 20, 1996, or notified CIC and the Selling Shareholders where such approvals were not obtained by such date, the Purchaser shall be deemed to have waived the conditions required by this Section 6.10.

         6.11 Net Worth Certification. The Purchaser shall have received a certificate, dated the Closing Date, from the Selling Shareholders and CIC in the form and substance satisfactory to the Purchaser that the consolidated net worth of CIC, as of the Closing Date, according to generally accepted accounting principles, consistently applied, is not less than Two Million Seven Hundred Forty-Five Thousand and No/100 Dollars ($2,745,000) as of the Closing Date. Net worth shall consist of total stockholder's equity, as shown on CIC's balance sheet as of November 30, 1996, calculated in accordance with generally accepted accounting principles consistently applied.

         6.12 Net Tangible Assets. The Purchaser shall have received a certificate, dated the Closing Date, from the Selling Shareholders and CIC in the form and substance satisfactory to the Purchaser that the Net Tangible
Assets of CIC, as of the Closing Date, according to generally accepted accounting principles, are valued at not less than Three Hundred Sixty Thousand and No/100 Dollars ($360,000) as of the Closing Date. Net tangible assets shall consist of the property and equipment of CIC, after depreciation, as shown on CIC's balance sheet as of November 30, 1996, calculated in accordance with generally accepted accounting principles consistently applied.

         6.13 Working Capital. The Purchaser shall have received a certificate, dated the Closing Date, from the Selling Shareholders and CIC in the form and substance satisfactory to the Purchaser that the total current assets less current liabilities of CIC shall not be less than Two Million One Hundred
Seventy Thousand and No/100 Dollars ($2,170,000), as shown on CIC's balance sheet as of November 30, 1996, calculated in accordance with generally accepted accounting principles consistently applied.

         6.14 Obligations to Third Parties. There shall be no loans or obligations outstanding from CIC to any third party, except those incurred in the ordinary course of business.

         6.15 Financing. Except as set forth in Section 6.15 of the Disclosure Schedule, all lines of credit, debts, financing arrangements, leases and other material contracts of CIC shall be acceptable to Purchaser and continue under their present terms and conditions after the Closing Date, and all approvals relating to the transfer of control of CIC and to effect the transaction contemplated hereby required by the foregoing instruments and arrangements shall have been obtained as of the Closing Date; provided, however, that with respect to any financing provided by SunTrust Bank to CIC, (i) the Purchaser shall provide notice to the Selling Shareholders no later than two (2) business days prior to the Closing Date or December 20, 1996, whichever is the first to occur, whether such financing terms or documents are acceptable to the Purchaser and
(ii) the obligation of any Selling Shareholder to guarantee, pay or secure any such SunTrust financing shall terminate no later than the Closing Date.

         6.16 Intellectual Properties. All trademarks, trade names, service marks, licenses or other rights CIC used in connection with its business shall be free and clear of any encumbrances, controversies, infringement or other claims and obligations ("License Encumbrances") on the Closing Date, except for License Encumbrances approved by the Purchaser, provided that Purchaser shall give notice to the Selling Shareholders and CIC of its approval or withholding of approval of any License Encumbrance then known to Purchaser on or before December 20, 1996.

         6.17 Non-Compete of Selling Shareholders. The Selling Shareholders shall have entered into non-compete agreements with the Purchaser in a form mutually acceptable to the Selling Shareholders and the Purchaser on or before December 20, 1996 and attached as Exhibit 6.17 to this Agreement.

         6.18 Escrow of Termination Fee. The Selling Shareholders shall have entered into a Termination Fee Escrow Agreement with the Purchaser as set forth as Exhibit 6.18. The Termination Fee Escrow Agreement will be in a form acceptable to the Selling Shareholders and the Purchaser and be executed by the parties on or before December 16, 1996.

                                    ARTICLE 7

                     Conditions Precedent to Obligations of
                        the Selling Shareholders and CIC

         The obligations of the Selling Shareholders and CIC under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Selling Shareholders and CIC:

         7.1 Representations and Warranties Accurate. All representations and warranties of the Purchaser contained in this Agreement shall have been true in all material respects when made, and also at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. The Purchaser shall deliver to the Selling Shareholders a certificate, dated as of the Closing Date and signed by an officer of the Purchaser, stating the above in such form as the Selling Shareholders may reasonably request.

         7.2 Performance by the Purchaser. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, including the conditions precedent set forth in Section 6.6, "Employment Agreements," Section 6.7, "Consulting Agreement," Section 6.15, "Financing," Section 6.17, "Non-Compete of Selling Shareholders," Section 6.18, "Escrow of Termination Fee," and Section 2.2, "Purchase Price and Payment for CIC Shares," to be performed and complied with by it prior to or on the Closing Date, or such earlier date specified in this Agreement, and there shall be delivered to the Selling Shareholders and CIC a certificate to that effect, dated the Closing Date and signed in the manner set forth in Section 7.1 above.

         7.3 Satisfaction of Certain Conditions. The condition precedent to the Purchaser's obligations set forth in Section 6.3, "Legal Prohibition," shall equally constitute conditions precedent to the obligations of the Selling Shareholders and CIC and shall be satisfied.

         7.4 Opinion of Counsel. The Selling Shareholders and CIC shall have received an opinion of counsel for the Purchaser in the form set forth in
Exhibit 7.4.

         7.5 Escrow of Termination Fee. The Purchaser shall have entered into a Termination Fee Escrow Agreement with the Selling Shareholders as set forth in
Exhibit 6.18. The Termination Fee Escrow Agreement will be in a form acceptable to the Selling Shareholders and the Purchaser and be executed by the parties on or before December 16, 1996.

                                    ARTICLE 8

                                     Closing

         8.1 Closing Date. The date of closing of the transaction (the "Closing Date") shall be as soon as practicable after (i) Purchaser obtains the consent of both of the Selling Shareholders; (ii) completion of the due diligence investigation described in Section 6.8; (iii) execution of this Agreement; (iv) satisfaction of all the conditions to closing set forth in Articles 6, "Conditions Precedent to Obligations of the Purchaser," and 7, "Conditions Precedent to Obligations of the Selling Shareholders and CIC"; and (v) receipt of any required approvals under Arizona and Tennessee corporate law and any other required regulatory approvals. The Closing Date shall be not later than December 23, 1996, provided that the Closing Date may be extended to a date between January 6, 1997 and January 17, 1997 by written notice given by the Purchaser to the Selling Shareholders on or before December 20, 1996. The Purchaser shall have the option to extend the Closing Date for a period equal to any delay by CIC in delivering the CIC Financial Statements or any other document or information contemplated or required in the Disclosure Schedule or Exhibits to the Purchaser. No other extension of the Closing Date beyond the foregoing dates shall be made unless mutually agreed between the parties to this Agreement.

         8.2 Deliveries by the Purchaser on the Closing Date. The Purchaser shall deliver the certificates contemplated by Sections 7.1 and 7.2 and the opinion of counsel of the Purchaser in the form set forth as Exhibit 7.4 hereto, to CIC and the Selling Shareholders at the Closing.

         8.3 Deliveries by CIC and the Selling Shareholders on the Closing Date. CIC and Selling Shareholders shall deliver the following to the Purchaser at
Closing:

                  8.3.1 Certificates contemplated by Sections 7.1.1 and 7.1.2 regarding representations and warranties;

                  8.3.2 Certificates of good standing in each of the states in which CIC is incorporated or qualified stated that CIC is a validly existing corporation in good standing;

                  8.3.3 A certificate, dated as of the Closing, signed by the Selling Shareholders and by an officer of CIC to the effect that the conditions specified in Section 7, "Conditions Precedent to Obligations of the Purchaser," have been satisfied;

                  8.3.4  An  opinion   of   counsel  to  CIC  and  the   Selling
Shareholders in the form attached hereto as Exhibit 8.3.4;

                  8.3.5 Copies of duly adopted resolutions of the board of directors of CIC approving the execution, delivery and performance of this Agreement and any other agreements and instruments contemplated by this Agreement, certified by the Secretary of CIC;

                  8.3.6 A true, correct and complete copy of the Charter, as amended, of CIC, certified by the Secretary of Tennessee, and a true, correct and complete copy of the Bylaws, as amended, of CIC, certified by the Corporate Secretary;

                  8.3.7 The resignations of any officers or directors of CIC and terminations of any employment or consulting agreements, all as requested by the Purchaser; and

                  8.3.8 Certificates in the form required by Section 2.1, "Purchase and Sale," representing the CIC Shares of the Selling Shareholders to the Purchaser.


                                    ARTICLE 9

                     Post Closing Covenants of the Purchaser

         9.1 From the period after the Closing through December 31, 1996, the Purchaser will make no material change in the operation of the business of CIC which would cause a material adverse change in its assets, liabilities, financial condition or business.


                                   ARTICLE 10

                                   Termination

         10.1  Termination   Events.   This  Agreement  may  be  terminated  and
abandoned, by notice given in the manner hereinafter provided:

                  10.1.1 By the Purchaser, if without fault of the Purchaser all of the conditions set forth in Article 6, "Conditions Precedent to Obligations of the Purchaser," shall not have been satisfied (or are incapable of being satisfied) on or before the Acceptance Date or the Closing Date and have not been waived by the Purchaser on or before such dates, as the case may be;

                  10.1.2 By the Selling Shareholders and CIC, if without their fault all of the conditions set forth in Article 7, "Conditions Precedent to Obligations of the Selling Shareholders and CIC," shall not have been satisfied (or are incapable of being satisfied) on or before the Closing Date and have not been waived by the Selling Shareholders and CIC on or before such date.

                  10.1.3 By either the Purchaser or CIC upon notice to the other party upon the satisfaction of the conditions set forth in Section 6.17, "Escrow of Termination Fee," and upon payment by terminating party to the other party of the Termination Fee, which Termination Fee shall be deemed the exclusive remedy of the parties for any claim which the terminating party may have against the terminated party pursuant to Section 6.18, "Escrow of Termination Fee."

         10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, "Termination Events," this Agreement shall forthwith become void, and, except as provided in the Termination Fee Escrow Agreement, there shall be no liability or continuing obligations on the part of the parties hereunder.


                                   ARTICLE 11

                                 Indemnification

         11.1 Survival of Representations, Warranties and Certain Covenants. The representations and warranties made by the parties in this Agreement and in the certificates delivered at the Closing, and all of the covenants of the parties in this Agreement, shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on June 30, 1998. Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief to the party against whom such indemnification or other relief is claimed on or before June 30, 1998.

         11.2 Indemnification by the Purchaser.

                  11.2.1 The Purchaser agrees to indemnify and hold the Selling Shareholders harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities, costs or damages (including reasonable attorneys' fees) incurred by the Selling Shareholders that result from any misrepresentation or breach of the warranties by the Purchaser in Article 3, "Representations and Warranties of the Purchaser," or any breach or nonfulfillment of any agreement or covenant on the part of the Purchaser contained in this Agreement, and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys' fees.

                  11.2.2  In no event  shall  the  Purchaser's  liability  under
Section 11.2.1 above to the Selling Shareholders (other than for costs and reasonable attorneys' fees incurred by such Selling Shareholder to which he or it may be entitled pursuant to Sections 11.4 or 12.2.3) collectively exceed the Purchase Price. No claim for indemnification may be made under this Article 11, after June 30, 1998.

         11.3 Indemnification by the Selling Shareholders.

                  11.3.1 Each of the Selling Shareholders agrees to indemnify and hold the Purchaser harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities or damages (including reasonable attorneys' fees) incurred by the Purchaser resulting from any misrepresentation or breach of his or its warranties in Article 4, "Representations and Warranties of the Selling Shareholders," or any breach or nonfulfillment of any agreement or covenant on the part of the Selling
Shareholders contained in this Agreement and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys' fees. In addition, in the event that any matter covered by indemnification may also be covered by insurance held by CIC in effect immediately prior to the Closing Date, the Purchaser shall cause CIC to make reasonable efforts to maintain in effect and to recover on such insurance in mitigation of its indemnification claim.

                  11.3.2 Notwithstanding the provisions of Section 11.3.1 above, the Purchaser shall be entitled to seek indemnification from the Selling Shareholders pursuant to Section 11.3.1 only for the portion of the aggregate of the losses, liabilities, costs and damages (including reasonable attorneys' fees) incurred by the Purchaser which it would be entitled to claim under such
Section 11.3.1 that exceeds $75,000. Upon such occurrence, the collective liability of the Selling Shareholders under Section 11.3.1 above to the Purchaser (other than for costs and reasonable attorneys' fees incurred by the Purchaser to which it may be entitled pursuant to Sections 11.4 or 12.2.3) will not exceed the Purchase Price paid to the Selling Shareholders and CIC. No claim for indemnification may be made under this Article 11 after June 30, 1998.

         11.4 Arbitration. If the Purchaser believes that a matter has occurred that entitles it to indemnification under Section 11.3, "Indemnification by the Selling Shareholders," or any Selling Shareholder believes that a matter has occurred that entitles him or it to indemnification under Section 11.2, "Indemnification by the Purchaser," the Purchaser or the Selling Shareholder, as the case may be (the "Indemnified Party"), shall give written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time  thereafter  by  further  notices  as they  are  established.  Each
Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position in respect thereto in reasonable detail. If such Indemnifying Party does not timely so respond, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute, and upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Dallas, Texas to a member of the American Arbitration Association mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three members of such Association selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto all fees and disbursements of such arbitrator or arbitrators. For this purpose, a party shall be deemed to be the prevailing party only if such party would be deemed to be a prevailing party under paragraph 11.2.3.

         11.5 No Finders. The Purchaser represents and warrants to the Selling Shareholders and Selling Shareholders represent and warrant there are no obligations to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. The Purchaser agrees to indemnify and hold the Selling Shareholders harmless from any breach of the Purchaser's representation in the previous sentence, and the Selling Shareholders agree to indemnify and hold the Purchaser harmless from any breach of their representation in the previous sentence.

         11.6 Third Person Claim Procedures. If any third person asserts a claim against an Indemnified Party in connection with the matter involved in such claim, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior notice to and consultation with the Indemnified Party, and no such settlement involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without its consent. As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may take over defense and proceed to handle such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims, and the defending party shall have access to records, information and personnel in control of the other part which are pertinent to the defense thereof.

         11.7 Limitation of Remedies. No party to this Agreement shall be liable to any other party or parties or have any remedies against any other party or parties under this Agreement other than as provided in Article 10, "Termination," and Article 11, "Indemnification." The parties understand that this requires that all disputed claims shall be submitted to arbitration in accordance with Section 11.4, "Arbitration."


                                   ARTICLE 12

                                  Miscellaneous

         12.1 Access and Information.

                  12.1.1 CIC shall provide to the Purchaser and its counsel, accountants and other representatives reasonable access during normal business hours during the period between the date of the Agreement and the Closing Date or Termination Date, if earlier, to all of the properties, books, records, contracts and commitments of CIC, and shall furnish, or authorize its counsel and accountants to furnish, to the Purchaser and its representatives all such information as the Purchaser may reasonably request. The Purchaser will contact and carry on discussions with the customers, prospective customers, suppliers, employees and all persons and entities under contract with CIC only after the Purchaser has received the permission of CIC to do so.

                  12.1.2 The Purchaser shall keep all confidential information derived from the Selling Shareholders or from CIC relating to the business of CIC confidential pending the Closing of the transaction contemplated by this Agreement. The Selling Shareholders shall keep all confidential information derived from the Purchaser relating to the business of the Purchaser confidential pending the Closing.

                  12.1.3 If this  Agreement  should be  terminated  pursuant  to
Article 10, the Purchaser and the Selling Shareholders shall return all such confidential information and documents which they have received and agree not to disclose or use such information in any manner which damages the businesses or prospects of CIC, or of the Purchaser, as the case may be.

         12.2 Expenses.

                  12.2.1 The Purchaser shall be solely responsible for paying its own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement, and shall have no obligation for paying such expenses or costs of the other parties.

                  12.2.2 The Selling Shareholders and CIC shall be solely responsible for paying their own expenses and costs, incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement. The Selling Shareholders shall have no obligation to reimburse the expenses or costs of the Purchaser.

                  12.2.3 Notwithstanding any of the other provisions hereof, in the event of arbitration and/or litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party his or its reasonable costs and expense, including reasonable attorneys' fees, incurred in such arbitration and/or litigation. For purposes of this Section 12.2.3, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for fifty percent (50%) or more of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than fifty percent (50%) of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party's request for such an equitable remedy.

         12.3 Assignment. The rights and obligations of any party under this Agreement may not be assigned or transferred without the prior written consent of the Purchaser or the Selling Shareholders and CIC, as the case may be. Any assignment in violation of this paragraph shall be void.

         12.4 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

         12.5 Captions. Captions and headings used herein are for convenience only and shall not be used in construing or interpreting this Agreement.

         12.6 Gender and Number. Whenever the context of this Agreement so requires, the masculine gender includes the feminine or neuter, the neuter includes the masculine or feminine, and the singular number includes the plural.

         12.7 Severability. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

         12.8 No Third-Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties thereto, respectively, as their interests appear, and shall not be deemed for the benefit of any other person.

         12.9 Amendment. This Agreement may be amended only by the mutual written agreement of the Purchaser, the Selling Shareholders and CIC. Any such written amendment executed as set forth in the preceding sentence shall be binding upon all parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be deemed a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof.

         12.10 Successors and Assigns. Subject to Section 12.3, "Assignment," this Agreement shall be binding upon and inure to the benefit of the successors and assigns and heirs of the parties hereto.

         12.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Entire Agreement. This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof. The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

         12.13 Public Announcements. Except as otherwise required by law, or as may be mutually consented and agreed to by the parties, none of the parties to this Agreement shall issue any press release or make any other public statement or statement to any third party not involved in the transaction, in each case relating to or in connection with or arising out of this Agreement or the matters contained in this Agreement, without obtaining prior approval of both the Purchaser and CIC to the contents and the manner of presentation and publication thereof.

         12.14 Further Assurances. Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party's obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

         12.15 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be validly given if delivered personally, or if by courier, telex or telecopier with receipt confirmed, or if sent by certified or registered air mail return receipt requested, addressed, if to the Purchaser to:

                          International FiberCom, Inc.
                              Attn: Joseph P. Kealy
                             3615 South 28th Street
                             Phoenix, Arizona 85040

                                 With a copy to:

                               Streich Lang, P.A.
                        Attn: Christian J. Hoffmann, III
                                 Renaissance One
                            Two North Central Avenue
                             Phoenix, Arizona 85004


or to such other person or at such other place as the Purchaser shall furnish to the Selling Shareholders in writing; if to the Selling Shareholders or CIC to them at:

                        Concepts in Communications, Inc.
                               Attn: H. Ray Tucker
                              5714 Charlotte Avenue
                           Nashville, Tennessee 37209


                           Cherokee Equity Corporation
                             Attn: William M. Wilson
                              3022 Vanderbilt Plaza
                           Nashville, Tennessee 37212

                     With a copy to:

                           Farris, Warfield & Kanaday
                           Attn: B. Riney Green, Esq.
                                 SunTrust Center
                                424 Church Street
                                   Suite 1900
                           Nashville, Tennessee 37219

or to such other person or at such other place as the Selling Shareholders or CIC shall furnish the Purchaser in writing. Notice given by telex shall be deemed delivered when received as evidenced by their answer back. Notice given by facsimile shall be deemed delivered when receipt thereof is confirmed. Notice given by certified or registered air mail as set out above shall be deemed delivered at the earlier of (i) actual receipt as evidenced by the return receipts, or (ii) five (5) business days after the date the same is postmarked (if postmarked in the United States and addressed to a recipient in the United States) or seven (7) business days after the date the same is postmarked (if postmarked outside the United States or addressed to a recipient outside the United States).

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                             CONCEPTS IN COMMUNICATIONS, INC.



                                             By  /s/ H. Ray Tucker
                                               --------------------------------
                                                     H. Ray Tucker
                                                     Its President


                                             INTERNATIONAL FIBERCOM, INC.



                                             By  /s/ Joseph P. Kealy
                                               --------------------------------
                                                     Joseph P. Kealy
                                                     Its President

                                             SELLING SHAREHOLDERS:



                                             /s/ H. Ray Tucker
                                             ----------------------------------
                                             H. Ray Tucker


                                             CHEROKEE EQUITY CORPORATION



                                             By  /s/ William M. Wilson
                                             ----------------------------------
                                                     William M. Wilson
                                                     Its President

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         The undersigned parties, having entered into that certain Stock Purchase Agreement dated as of the 31st day of October 1996 ("Agreement"), by and among International FiberCom, Inc. ("Purchaser"), Concepts in Communications, Inc. ("CIC"), Cherokee Equity Corporation ("Cherokee"), and H. Ray Tucker ("Tucker") hereby adopt the following amendments to the Agreement:

         1. Section 2.2 is hereby amended and restated in its entirety to read as follows:

                  2.2 Purchase Price and Payment for CIC Shares. In full consideration for the purchase by the Purchaser of the CIC Shares of the Selling Shareholders, the Purchaser shall pay the Selling Shareholders the sum of Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000) on the Closing Date ("Purchase Price"). The Purchase Price will be paid One Million Five Hundred Thousand Dollars ($1,500,000) in cash on the Closing Date and the balance of Three Million Three Hundred Thousand ($3,300,000) will be represented by a Promissory Note ("Note") in the form attached as Exhibit 2.2.

         2. Section 2.4, "Escrow of Portion of Purchase Price," is hereby deleted.

         3. Sections 6.17, "Non-Compete of Selling Shareholders," and 6.18, "Escrow of Termination Fee," are hereby deleted.

         4. Section 7.2 is hereby amended and restated in its entirety to read as follows:

                  7.2 Performance by the Purchaser. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, including the conditions precedent set forth in Section 6.6, "Employment Agreements,"
         Section 6.7,  "Consulting  Agreement,"  Section 6.15,  "Financing," and
         Section 2.2, "Purchase Price and Payment for CIC Shares," to be performed and complied with by it prior to or on the Closing Date, or such earlier date specified in this Agreement, and there shall be delivered to the Selling Shareholders and CIC a certificate to that effect, dated the Closing Date and signed in the manner set forth in
         Section 7.1 above.

         5. Section 7.5, "Escrow of Termination Fee," is hereby deleted.

         6. Section 8.1 is hereby amended and restated in its entirety to read as follows:

                  8.1 Closing Date. The date of closing of the transaction (the "Closing Date") shall be as soon as practicable after (i) the Purchaser obtains the consent of both of the Selling Shareholders; (ii) execution of this Agreement; (iii) satisfaction of all the conditions to closing set forth in Articles 6, "Conditions Precedent to Obligations of the Purchaser," and 7, "Conditions Precedent to Obligations of the Selling Shareholders and CIC"; and (iv) receipt of any required approvals under Arizona and Tennessee corporate law and any other required regulatory approvals. The Closing Date shall not be later than February 13, 1997. The Purchaser shall have the option to extend the Closing Date for a period equal to any delay by CIC in delivering the CIC Financial Statements or any other document or information contemplated or required in the Disclosure Schedule or exhibits to the Purchaser. No other extension of the Closing Date beyond the foregoing date shall be made unless mutually agreed among the parties to this Agreement.

         7. Section 6.15 is hereby amended and restated in its entirety to read as follows:

                  6.15 Financing. Except as set forth in Section 6.15 of the Disclosure Schedule all lines of credit, debts, financing arrangements, leases and other material contracts of CIC shall be acceptable to Purchaser and continue under their present terms and conditions after the Closing Date, and all approvals relating to the transfer of control of CIC and to effect the transaction contemplated hereby required by the foregoing instruments and arrangements shall have been obtained as of the Closing Date.

         8. Section 9.2 is added as follows:

                  9.2 SunTrust Bank Financing. The Purchaser shall, on or before March 13, 1997, cause SunTrust Bank, Nashville, N.A. ("SunTrust") to release the Selling Shareholders from their obligations as guarantors in connection with a Note dated as of September 26, 1996 by and between CIC as borrower and SunTrust as Lender ("SunTrust Note"); provided, however, that if the Purchaser does not obtain such release by such date, the Purchaser will pay the Selling Shareholders a fee equal to 2% of the outstanding principal amount under the Note on such date by March 18, 1997. The Purchaser shall, in any event, have obtained the release of the Selling Shareholders as guarantors under the SunTrust Note on or before May 13, 1997.

         9. The Agreement, as amended by this Amendment, shall constitute one agreement. All other terms and provisions of the Agreement shall remain in full force and effect. If there is any inconsistency with the terms of the Agreement and the Amendment, the terms of this Amendment shall govern. Capitalized terms in this Amendment shall have the same meaning as the terms in the Agreement. This Amendment shall be deemed effective as of January 17, 1997.

         IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of January 17, 1997.
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
                                              CONCEPTS IN COMMUNICATIONS, INC.



                                              By   /s/ H. Ray Tucker
                                               -------------------------------
                                                       H. Ray Tucker
                                                       Its President


                                              INTERNATIONAL FIBERCOM, INC.



                                              By  /s/ Joseph P. Kealy
                                               -------------------------------
                                                      Joseph P. Kealy
                                                      Its President

                                              SELLING SHAREHOLDERS:



                                                /s/ H. Ray Tucker
                                               -------------------------------
                                                H. Ray Tucker


                                              CHEROKEE EQUITY CORPORATION



                                              By    /s/ William M. Wilson
                                               -------------------------------
                                                        William M. Wilson
                                                        Its President

                                        3